Exhibit 10.6

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT, effective as of the Effective Date (as hereinafter defined) between PRIAM PROPERTIES, INC., a Maryland corporation (the “Company”), and ABHISHEK MATHUR (the “Executive”), recites and provides as set forth herein. Capitalized terms that are not defined herein and that are defined in the Priam Properties Inc. 2019 Equity Incentive Plan (the “Plan”) have the meaning set forth in the Plan.

W I T N E S S E T H :

WHEREAS, the Company desires to employ the Executive to devote substantially all of the Executive’s business time, attention and efforts to the business of the Company and to serve as the Chief Executive Officer of the Company; and

WHEREAS, the Executive desires to be so employed on the terms and subject to the conditions hereinafter stated.

NOW, THEREFORE, in consideration of the premises and mutual obligations hereinafter set forth, the parties agree as follows:

1.                                      RECITALS.  The above recitals are incorporated by reference herein and made a part hereof as set forth verbatim.

2.                                      EMPLOYMENT.  The Company shall employ the Executive, and the Executive agrees to be so employed, in the capacity of the Company’s Chief Executive Officer to serve for the Term (as hereinafter defined) hereof, subject to earlier termination as hereinafter provided.  If requested by the Company, Executive agrees to also serve as an officer or director of a subsidiary or affiliate of the Company without any compensation other than as provided in this Agreement.

3.                                      TERM.  The Initial Term of the Executive’s employment hereunder (the “Initial Term”) shall be for a period of three (3) years commencing on the initial closing date of the initial public offering of the Company’s Common stock (the “Effective Date”), and continuing until the third anniversary of the Effective Date.  The term of this Agreement shall be extended automatically for successive twelve (12) month periods, beginning on the last day of the Initial Term and each twelve (12) month renewal period thereafter unless the Company or the Executive has provided the other with written notice of an intention to terminate this Agreement at least ninety (90) days before the end of the Initial Term (or any subsequent renewal period).   For purposes of this Agreement, the word “Term” means the Initial Term and any renewal period pursuant to the preceding sentence and any extension pursuant to clause (ii) of the following sentence.  Notwithstanding the preceding sentences (i) this Agreement may be terminated earlier as provided herein and (ii) if a Control Change Date occurs during the Term, then the Term shall not end before the first anniversary of the Control Change Date or the date this Agreement is terminated earlier as provided herein.

4.                                      SERVICES.  The Executive shall devote substantially all of the Executive’s business time, attention and effort to the affairs of the Company and its subsidiaries and affiliates. The Company further agrees that the Executive may engage in civic and community activities and endeavors provided that such activities do not interfere with the performance of the Executive’s duties hereunder. The Executive shall have the duties, responsibilities and authority consistent with the Executive’s position, subject to the general direction, approval and control of the Company’s Board of Directors (the “Board”).

5.                                      COMPENSATION.

(a)                                 Base Salary.  During the Term, the Company shall pay the Executive an annual base salary (“Base Salary”) equal to Two Hundred Fifty Thousand Dollars ($250,000), subject to any increases approved by the Board or its Compensation Committee (the “Committee”).  Such Base Salary shall be paid in accordance with the Company’s payroll schedule; provided, however, that the Executive shall receive an award of LTIP Units in accordance with Section 6(c)(ii) in lieu of cash payment of the Base Salary during the period beginning on the Effective Date and ending on the day before the first anniversary of the Effective Date.  Any increase in Base Salary shall not serve to limit or reduce any other obligations to the Executive under this Agreement.

(b)                                 Annual Bonus.  In addition to the Executive’s annual Base Salary, for performance in each calendar year during the Term, the Executive shall have the opportunity to earn an annual cash bonus (“Annual Bonus”).  The Board or the Committee shall determine the Annual Bonus that the Executive may earn in each calendar year during the Term. The Annual Bonus shall be earned and payable to the extent that predetermined individual and/or corporate goals established by the Board or the Committee are achieved and any other requirements, including requirements relating to continued employment or service, prescribed by the Board or the Committee, at the time the performance goals are established, are satisfied; provided that the Annual Bonus for achieving the specified “target” level of performance shall not be less than one hundred percent (100%) of Executive’s current Base Salary. Any Annual Bonus that is earned pursuant to the preceding sentences shall be paid in a single lump sum payment no later than March 15 following the calendar year in which the Annual Bonus is earned; provided, however, that the Executive shall receive an award of LTIP Units in accordance with Section 6(c)(iii) in lieu of cash payment for any Annual Bonus that is earned for calendar 2019.

6.                                      BENEFITS.  The Company agrees to provide the Executive with the following benefits:

(a)                                 Vacation.  The Executive shall be entitled each calendar year to a vacation, during which time the Executive’ compensation shall be paid in full.  The time allotted for such vacation shall be an aggregate of four (4) weeks per calendar year.  Vacation that is not used in one calendar year may be carried over and used in subsequent calendar years; provided that the maximum carryover of vacation at any time shall be two (2) weeks.  In the year the Executive terminates employment, the Executive shall be entitled to receive a prorated paid vacation based upon the amount of time that the Executive has worked during the year of termination.  In the year the Executive terminates employment, if the Executive has not taken all of the vacation time (computed on a prorated basis), the Executive shall be paid, at the Executive’s regular rate of Base Salary, for unused vacation but if the Executive has taken more vacation time than allotted for the year of termination, there shall be no reduction in compensation otherwise payable hereunder.

(b)                                 Employee Benefits.  During the Term, the Executive and/or the Executive’s family, as the case may be, shall be eligible to participate in all Company employee benefit plans in which other executive level employees of the Company and/or the members of their families, as the case may be, are eligible to participate including, but not limited to, any retirement, pension, 401(k), profit-sharing, insurance or other plans which may now be in effect or which may hereafter be adopted by the Company.

(c)                                  Equity Plan Participation.  The Executive shall be eligible to participate in the Company’s 2019 Equity Incentive Plan, as it may be amended from time to time, and any subsequent equity incentive plan established during the Term and shall receive awards, in such amounts and subject to such terms, as determined by the Committee and this Section 6(c).

(i)                               On the Effective Date the Executive shall be granted      LTIP Units under the Plan and such award shall be evidenced by an award agreement.  The agreement shall provide that the LTIP Units shall vest on the first anniversary of the Effective Date, subject to the Executive’s continued employment.  The agreement shall also provide that the LTIP Units shall vest upon the termination of the Executive’s employment before such date on account of the Executive’s death, Disability, Termination Without Cause or Voluntary Termination for Good Reason provided that the Executive remains in the continuous employ of the Company or an Affiliate from the Effective Date until the date of such termination.  The agreement also shall provide that the LTIP Units shall vest upon a Change in Control if the Executive remains in the continuous employ of the Company or an Affiliate from the Effective Date until the Control Change Date.

(ii)                                  On the Effective Date the Executive shall be granted additional LTIP Units in lieu of the Base Salary otherwise payable to the Executive in cash during the period beginning on the Effective Date and ending on the day before the first anniversary of the Effective Date.  The LTIP Units shall be granted under the Plan and such award shall be evidenced by an award agreement.  The number of LTIP Units granted to the Executive under this Section 6(c)(ii) shall be the number of whole LTIP Units that most nearly equals, but does not exceed, the product of one and one-half (1.5) multiplied by the quotient of Two Hundred Fifty Thousand Dollars ($250,000) divided by the offering price of a share of Common Stock in the initial public offering of the Common Stock.  The agreement shall provide that the LTIP Units shall vest ratably on the last day of each month during the period beginning on the Effective Date and ending on the day before the first anniversary of the Effective Date and based on the Base Salary that would have been paid during such month, subject to the Executive’s continued employment.  The agreement shall also provide that the LTIP Units, if not sooner vested, shall vest upon the termination of the Executive’s employment on account of the Executive’s death, Disability, Termination Without Cause or Voluntary Termination for Good Reason; provided that the Executive remains in the continuous employ of the Company or an Affiliate from the Effective Date until the date of such termination.  The agreement shall also provide that the LTIP Units, if not sooner, vested, shall vest upon a Change in Control if the

Executive remains in the continuous employ of the Company or an Affiliate from the Effective Date until the Control Change Date.

(iii)                         On March 15, 2020 the Executive shall be granted additional LTIP Units in lieu of a cash payment for any Annual Bonus that the Executive earns for calendar 2019.  The LTIP Units shall be granted under the Plan and such award shall be evidenced by an award agreement.  The number of LTIP Units granted to the Executive under this Section 6(c)(iii) shall be the number of whole LTIP Units that most nearly equals, but does not exceed, the product of one and one-half (1.5) multiplied by the quotient of the amount of the Annual Bonus earned by the Executive for calendar 2019 divided by the Fair Market Value on March 15, 2020.  The LTIP Units granted to the Executive under this Section 6(c)(iii) shall be immediately vested upon grant.

7.                                      EXPENSES.  The Company recognizes that the Executive will have to incur certain out-of-pocket expenses related to the Executive’s services and the Company’s business, and the Company agrees to promptly reimburse the Executive for all reasonable expenses necessarily incurred by the Executive in the performance of the Executive’s duties to the Company upon presentation of a voucher or documentation indicating the amount and business purposes of any such expenses.  These expenses include, but are not limited to, travel, meals and entertainment.  Expenses that are reimbursable to the Executive under this Section 7 shall be paid to the Executive in accordance with the Company’s expense reimbursement policy but in no event later than March 15 following the calendar year in which the expense is incurred.

8.                                      TERMINATION.

(a)                                 Grounds.  This Agreement shall terminate in the event of the Executive’s death.  In the case of the Executive’s Disability, the Company may elect to terminate the Executive’s employment as a result of such Disability.  The Company also may terminate the Executive’s employment pursuant to a Termination With Cause or a Termination Without Cause.  Finally, the Executive may terminate the Executive’s employment with the Company pursuant to either a Voluntary Termination or a Voluntary Termination for Good Reason.  For purposes of this Agreement, the terms Disability, Voluntary Termination, Voluntary Termination for Good Reason, Termination With Cause and Termination Without Cause are defined in Section 11 of this Agreement.

(b)                                 Notice of Termination.  Any termination by the Company or the Executive (other than upon death) shall be communicated by Notice of Termination to the Executive or the Company, as applicable.  For purposes of this Agreement, a “Notice of Termination” means a written notice which (i) indicates the specific termination provision in this Agreement relied upon and the specific ground for termination; (ii) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for such termination; and (iii) the date of termination in accordance with Section 8(c) below.

(c)                                  Date of Termination.  For the purposes of this Agreement, “Date of Termination” means (i) if the Company intends to treat the termination as a termination based upon the Executive’s Disability, the Executive’s employment with the Company shall terminate effective on the thirtieth day after the date of the Notice of Termination (which may not be given before the Executive has been absent from work on account of a physical or mental illness or physical injury for at least one hundred fifty (150) days) provided that, before such date, the Executive shall not have returned to the performance of the Executive’s duties with or without reasonable accommodation); (ii) if the Executive’s employment is terminated by reason of Death, the Date of Termination shall be the date of death of the Executive; (iii) if the Executive’s employment is terminated by reason of Voluntary Termination, the Date of Termination shall be thirty (30) days after the date of the Notice of Termination (and the Executive shall be deemed to have terminated employment by Voluntary Termination if the Executive voluntarily refuses to provide substantially all the services described in Section 4 hereof for a period greater than four (4) consecutive weeks, excluding periods in which the Executive is not performing services on account of vacation in accordance with Section 6(a) hereof and periods in which the Executive is not performing services on account of the Executive’s illness or injury or the illness or injury of a member of the Executive’s immediate family or an approved leave under the Family and Medical Leave Act, if applicable); in such event, the Date of Termination shall be the day after the last day of such four-week period; (iv) if the Company intends to treat the termination as a Termination With Cause, the Company shall provide the Executive written notice of such grounds for termination and the Executive shall have the period specified in Section 11(h) to cure such cause to the reasonable satisfaction of the Board, failing which, the Date of Termination shall be the end of the applicable cure period; (v) if the Executive’s employment is terminated by reason of Voluntary Termination for Good Reason, the Date of Termination shall be thirty (30) days after the end of the thirty (30) day cure period or (vi) if the Executive’s employment is terminated by a Termination Without Cause, the Date of Termination shall be thirty (30) days after the date of the Notice of Termination.

9.                                      COMPENSATION UPON TERMINATION WITH CAUSE, VOLUNTARY TERMINATION, DEATH OR DISABILITY. This Section 9 applies in the event that the Executive’s employment ends upon a Termination With Cause, a Voluntary Termination, death or Disability or any reason other than a Termination Without Cause or a Voluntary Termination With Good Reason.  In any of those events, the Executive (or the Executive’s estate in the event of the Executive’s death) shall be entitled to receive the Standard Termination Benefits.  The Standard Termination Benefits are the benefits or amounts described in the following subsections (a) and (b):

(a)                                 The Executive shall be entitled to receive any compensation (including Base Salary and Annual Bonus (and LTIP Units in lieu of Annual Bonus under Section 6(c)(iii) and accrued but unused vacation) that is earned prior to the Date of Termination but that remains unpaid as of the Date of Termination, which shall be paid in a single cash payment within fifteen (15) days of the Date of Termination.

(b)                                 The Executive shall be entitled to receive any benefits due the Executive under the terms of any employee benefit plan maintained by the Company and under the terms of any option, restricted stock, restricted stock units or other equity award; which benefits shall be paid in accordance with the terms of the applicable plan and any award agreement between the Executive and the Company.

Except for the Standard Termination Benefits, the Executive shall not be entitled to receive any compensation after the Date of Termination on account of a Termination With Cause, a

Voluntary Termination, death, Disability or any reason other than a Termination Without Cause or a Voluntary Termination With Good Reason.

10.                               COMPENSATION UPON TERMINATION WITHOUT CAUSE OR VOLUNTARY TERMINATION WITH GOOD REASON.  This Section 10 applies in the event that the Executive’s employment ends during the Term upon a Termination Without Cause or a Voluntary Termination for Good Reason.  In either of those events, but subject to the provisions of this Agreement, the Executive shall be entitled to receive the benefits and amounts described in the following subsections (a), (b), (c) and (d):

(a)                                 The Company shall pay or provide the Standard Termination Benefits as provided in Section 9.

(b)                                 The Company shall pay an amount equal to three (3.0) times the Executive’s Base Salary at the rate in effect on the Date of Termination (or, in the case of a Voluntary Termination for Good Reason, at the rate in effect before a reduction in Base Salary that constitutes Good Reason for resignation), such amount to be paid in a single cash payment in accordance with Section 10(f).

(c)                                  The Company shall pay an amount equal to three (3.0) times the Executive’s “target” Annual Bonus under Section 5(b) for the calendar year that includes the Date of Termination.  If the “target” Annual Bonus for such year has not been established in accordance with Section 5(b) by the Board or the Committee before the Date of Termination, then the amount payable under this Section 10(c) shall be three (3.0) times the amount equal to one hundred percent (100%) of the Executive’s Base Salary at the rate in effect on the Date of Termination (or, in the case of a Voluntary Termination for Good Reason, at the rate in effect before a reduction in Base Salary that constitutes Good Reason for resignation), such amount to be paid in a single cash payment in accordance with Section 10(f).

(d)                                 If the Executive is entitled to continued coverage under a group health plan of the Company or a subsidiary under COBRA or similar state law, the Company shall reimburse the Executive for premiums paid by the Executive for such coverage for the Executive and the Executive’s eligible dependents.  The Company shall reimburse the Executive for such premium payments for coverage during the twelve (12) months following the Date of Termination or until the termination of the right to such coverage, whichever occurs first.  Each reimbursement shall be paid within fifteen (15) days of the Executive’s premium payment or, if later, in accordance with Section 10(f).

(e)                                  No benefits, other than the Standard Termination Benefits, will be paid or provided to, or on behalf of, the Executive under this Section 10 unless the Executive has signed and not revoked a release and waiver of claims in a form reasonably prescribed by the Company (the “Release”) and furnished to the Executive within five (5) days after the Date of Termination, releasing the Company and its officers, directors and affiliates from all claims the Executive has or may have against such parties, and the Release has become effective and irrevocable on or before the sixtieth (60th) day after the date the Executive’s employment ends upon a Termination Without Cause or a Voluntary Termination for Good Reason.

(f)                                   Subject to the requirements of Section 10(e), the total of the amounts described in Section 10(b), (c) and (d) (the “Cash Severance”) shall be payable on (or, in the case of reimbursements described in Section 10(d), shall begin to be payable on and after) the first payroll date that occurs after the date that the Release becomes effective and irrevocable; provided, however, that if the Date of Termination occurs in one calendar year and the sixty (60) day period prescribed by Section 10(e) for the Release to become effective and irrevocable ends in the following calendar year, then the Cash Severance shall be paid on the last day of the sixty (60) day period; provided that the Release has become effective and irrevocable.

11.                               DEFINITIONS.  For the purposes of this Agreement, the following terms shall have the following definitions:

(a)                                 “COBRA” means continued group health plan coverage under Section 4980B of the Code.

(b)                                 “Code” means the Internal Revenue Code of 1986, as amended.

(c)                                  “Disability” means that the Executive is “disabled” within the meaning of Section 409A(a)(2)(C) of the Code.

(d)                                 “Separation from Service” has the same meaning as such term is defined under Treasury Regulation §1.409A-1(h).

(e)                                  “Specified Employee” has the same meaning as such term is defined under Treasury Regulation §1.409A-1(i).

(f)                                   “Termination With Cause” means the termination of the Executive’s employment by act of the Board on account of (i) the Executive’s failure to perform a material duty as directed by the Board other than by reason of the Executive’s mental or physical illness or injury, (ii) the Executive’s material breach of an obligation set forth in this Agreement or a breach of a material and written Company policy other than by reason of the Executive’s mental or physical illness or injury, (iii) the Executive’s breach of Executive’s fiduciary duties to the Company, (iv) the Executive’s conduct that is demonstrably and materially injurious to the Company, monetarily or otherwise, or (v) the Executive’s conviction of, or plea of guilty or nolo contendre to, a felony or crime involving moral turpitude or fraud or dishonesty involving assets of the Company.  The Executive’s termination shall not be deemed a “Termination With Cause” unless the Board has given the Executive written notice of the grounds for such termination as required by Section 8(c)  and the Executive has failed to cure such grounds to the reasonable satisfaction of the Board during the thirty (30) day period following the Executive’s receipt of the notice.

(g)                                  “Termination Without Cause” means the termination of the Executive’s employment by the Company that does not constitute a Termination With Cause.  For the avoidance of doubt, termination of the Executive’s employment on account of death, Disability or Voluntary Termination is not a Termination Without Cause.

(h)                                 “Voluntary Termination” means the Executive’s voluntary termination of employment hereunder for any reason other than a Voluntary Termination for

Good Reason.  For purposes of this Agreement, the term Voluntary Termination does not include a voluntary refusal to perform services on account of a vacation taken in accordance with Section 6(a) hereof, the Executive’s failure to perform services on account of the Executive’s illness or injury or the illness or injury of a member of the Executive’s immediate family, provided such illness or injury is adequately substantiated at the reasonable request of the Company, or any other absence from service with the written consent of the Board.

(i)                                     Voluntary Termination for “Good Reason” means the Executive’s termination of employment hereunder on account of (i) the Company’s material breach of the terms of this Agreement or a direction from the Board that the Executive act or refrain from acting which in either case would be unlawful or contrary to a material and written Company policy, (ii) a material diminution in the Executive’s duties, functions and responsibilities to the Company and its affiliates without the Executive’s consent (and the Company ceasing to be a reporting company under the Securities Exchange Act of 1934, as amended, constitutes a material diminution in the Executive’s duties, functions and responsibilities to the Company and its affiliates) or the Company preventing the Executive from fulfilling or exercising the Executive’s material duties, functions and responsibilities to the Company and its affiliates without the Executive’s consent (iii) a material reduction in the Executive’s Base Salary or if the Executive’s target Annual Bonus opportunity is less than the target Annual Bonus described in Section 5(b), or (iv) a requirement that the Executive relocate the Executive’s employment more than fifty (50) miles from the location of the Company’s principal office in Nashville, Tennessee, without the written consent of the Executive.  The Executive’s resignation shall not be deemed a “Voluntary Termination for Good Reason” unless the Executive gives the Board written notice (delivered within thirty (30) days after the Executive knows of the event, action, etc. that the Executive asserts constitutes Good Reason), the written notice specifies the event, action, etc. that the Executive asserts constitutes Good Reason, the event, action, etc. that the Executive asserts constitutes Good Reason is not cured, to the reasonable satisfaction of the Executive, within thirty (30) days after such notice and the Executive resigns effective not later than thirty (30) days after the expiration of such cure period.

12.                               CODE SECTION 280G.  The benefits that the Executive may be entitled to receive under this Agreement and other benefits that the Executive is entitled to receive under other plans, agreements and arrangements (which, together with the benefits provided under this Agreement, are referred to as “Payments”), may constitute Parachute Payments that are subject to Sections 280G and 4999 of the Code.  As provided in this Section 12, the Parachute Payments will be reduced if, and only to the extent that, a reduction will allow the Executive to receive a greater Net After Tax Amount than the Executive would receive absent a reduction.

The Accounting Firm will first determine the amount of any Parachute Payments that are payable to the Executive.  The Accounting Firm also will determine the Net After Tax Amount attributable to the Executive’s total Parachute Payments.

The Accounting Firm will next determine the largest amount of Payments that may be made to the Executive without subjecting the Executive to tax under Section 4999 of the Code (the “Capped Payments”).  Thereafter, the Accounting Firm will determine the Net After Tax Amount attributable to the Capped Payments.

The Executive will receive the total Parachute Payments or the Capped Payments, whichever provides the Executive with the higher Net After Tax Amount.  If the Executive will receive the Capped Payments, the total Parachute Payments will be reduced until the value of the remaining Parachute Payments for purposes of Section 280G of the Code equals the Capped Amount.  The reduction shall be effected by the Committee by first reducing the amount of any benefits under this Agreement or any other plan, agreement or arrangement that are not subject to Section 409A of the Code (by reducing such benefits in the order that maximizes the reduction in the value of the Parachute Payments under Section 280G of the Code) and then by the Committee reducing the amount of any benefits under this Agreement or any other plan, agreement or arrangement that are subject to Section 409A of the Code (by reducing such benefits  in the order that maximizes the reduction in the value of the Parachute Payments under Section 280G of the Code). The Accounting Firm will notify the Executive and the Company if it determines that the Parachute Payments must be reduced to the Capped Payments and will send the Executive and the Company a copy of its detailed calculations supporting that determination.

As a result of the uncertainty in the application of Sections 280G and 4999 of the Code at the time that the Accounting Firm makes its determinations under this Section 12, it is possible that amounts will have been paid or distributed to the Executive that should not have been paid or distributed under this Section 12 (“Overpayments”), or that additional amounts should be paid or distributed to the Executive under this Section 12 (“Underpayments”).  If the Accounting Firm determines, based on either the assertion of a deficiency by the Internal Revenue Service against the Company or the Executive, which assertion the Accounting Firm believes has a high probability of success or controlling precedent or substantial authority, that an Overpayment has been made, the Executive must repay such Overpayment to the Company, without interest; provided, however, that no amount will be payable by the Executive to the Company unless, and then only to the extent that, the payment would either reduce the amount on which the Executive is subject to tax under Section 4999 of the Code or generate a refund of tax imposed under Section 4999 of the Code.  If the Accounting Firm determines, based upon controlling precedent or substantial authority, that an Underpayment has occurred, the Accounting Firm will notify the Executive and the Company of that determination and the amount of that Underpayment will be paid to the Executive promptly by the Company.

For purposes of this Section 12, the term “Accounting Firm” means the independent accounting firm engaged by the Company immediately before the Control Change Date.  For purposes of this Section 12, the term “Net After Tax Amount” means the amount of any Parachute Payments or Capped Payments, as applicable, net of taxes imposed under Sections 1, 3101(b) and 4999 of the Code and any State or local income taxes applicable to the Executive on the date of payment.  The determination of the Net After Tax Amount shall be made using the highest combined effective rate imposed by the foregoing taxes on income of the same character as the Parachute Payments or Capped Payments, as applicable, in effect on the date of payment.  For purposes of this Section 12, the term “Parachute Payment” means a payment that is described in Section 280G(b)(2) of the Code, determined in accordance with Section 280G of the Code and the regulations promulgated or proposed thereunder.

13.                               CODE SECTION 409A.  This Agreement and the amounts payable and other benefits provided under this Agreement are intended to comply with, or otherwise be exempt from, Section 409A of the Code (“Section 409A”), after giving effect to the exemptions in Treasury Regulation section 1.409A-1(b)(3) through (b)(12).  This Agreement shall be administered, interpreted and construed in a manner consistent with Section 409A.  If any provision of this Agreement is found not to comply with, or otherwise not be exempt from, the provisions of Section 409A, it shall be modified and given effect, in the sole discretion of the Board and without requiring the Executive’s consent, in such manner as the Committee determines to be necessary or appropriate to comply with, or to effectuate an exemption from, Section 409A; provided, however, that in exercising its discretion under this Section 13, the Committee shall modify this Agreement in the least restrictive manner necessary and without reducing any payment or benefit due under this Agreement.  Each payment under this Agreement shall be treated as a separate identified payment for purposes of Section 409A.

With respect to any reimbursement of expenses of, or any provision of in-kind benefits to, the Executive, as specified under this Agreement, such reimbursement of expenses or provision of in-kind benefits shall be subject to the following limitations:  (i) the expenses eligible for reimbursement or the amount of in-kind benefits provided in one taxable year shall not affect the expenses eligible for reimbursement or the amount of in-kind benefits provided in any other taxable year, except for any medical reimbursement arrangement providing for the reimbursement of expenses referred to in Section 105(b) of the Code; (ii) the reimbursement of an eligible expense shall be made as specified in this Agreement and in no event later than the end of the year after the year in which such expense was incurred and (iii) the right to reimbursement or in-kind benefit shall not be subject to liquidation or exchange for another benefit.

If a payment obligation under this Agreement arises on account of the Executive’s termination of employment and such payment obligation constitutes “deferred compensation” (as defined under Treasury Regulation section 1.409A-1(b)(1), after giving effect to the exemptions in Treasury Regulation section 1.409A-1(b)(3) through (b)(12)), it shall be payable only after the Executive’s Separation from Service; provided, however, that if the Executive is a Specified Employee, any such payment that is required to be delayed under Section 409A(a)(2)(B)(i) of the Code and that is scheduled to be paid within six months after such Separation from Service shall accrue without interest and shall be paid on the first day of the seventh month beginning after the date of the Executive’s Separation from Service or, if earlier, within fifteen days after the appointment of the personal representative or executor of the Executive’s estate following the Executive’s death.

14.                               TAX WITHHOLDING.  All payments to be made under this Agreement shall be reduced by applicable income and employment tax withholdings.

15.                               COVENANTS OF THE EXECUTIVE.

(a)                                 General Covenants of the Executive.  The Executive acknowledges that (i) the principal business of the Company and its subsidiaries is the ownership and operation of multi-tenant office buildings and any and all other businesses that after the Effective Date, and from time to time during the Term, become material with respect to the Company’s then-overall business, herein being collectively referred to as the “Business”), (ii) the Company knows of a limited number of persons who have developed the Business; (iii) the Business is, in part, national in scope; (iv) the Executive’s work for the Company and its subsidiaries has given and will continue to give the Executive access to the confidential affairs, proprietary information and trade secrets of the Company; (v) the covenants and agreements of the Executive contained in this Section 15 are essential to the business and goodwill of the Company; and (vi) the Company would not have entered into this Agreement but for the covenants and agreements set forth in this Section 15.

(b)                                 Covenants Against Competition.  The covenant against competition herein described shall apply during the Executive’s employment with the Company and its subsidiaries and following a termination of the Executive’s employment with the Company and its subsidiaries until the first anniversary of such termination (the “Restriction Period”).  During the Restriction Period the Executive shall not, directly or indirectly, own, manage, control or participate in the ownership, management, or control of, or be employed or engaged by or otherwise affiliated or associated with, in an executive, senior management, strategic or professional capacity, whether as an employee, employer, consultant, agent, principal, partner, stockholder, corporate officer, director or in any other individual or representative capacity, any entity or venture that is similar to the Company or engages in any business similar to the Business in a metropolitan statistical area in which the Company or a subsidiary of the Company owns a multi-tenant office building or otherwise is engaged in the Business; provided, however, that, notwithstanding the foregoing, (i) the Executive may own, manage or participate in the ownership of any entity which the Executive owned or managed or participated in the ownership or management of prior to the Effective Date, which ownership, management or participation has been disclosed to the Company; and (ii) the Executive may invest in securities of any entity, solely for investment purposes and without participating in the business thereof, if (A) such securities are traded on any national securities exchange or equivalent non-U.S. securities exchange, (B) the Executive is not a controlling person of, or a member of a group which controls, such entity and (C) the Executive does not, directly or indirectly, own one percent (1%) or more of any class of securities of such entity.  Notwithstanding the foregoing, this Section 15(b) shall not apply after the Executive’s Termination Without Cause or Voluntary Termination for Good Reason.

(c)                                  Confidentiality.  During and after the Executive’s employment with the Company and its affiliates, except in connection with the business and affairs of the Company and its affiliates: the Executive shall keep secret and retain in strictest confidence, and shall not use for the Executive’s benefit or the benefit of others, any and all confidential matters relating to the Business or learned by the Executive heretofore or hereafter directly or indirectly from the Company or any of its subsidiaries (or any predecessor of either) (the “Confidential Company Information”), including, without limitation, information with respect to the Business and any aspect thereof, profit or loss figures, and the Company’s or its affiliates’ (or any of their predecessors) properties, and shall not disclose such Confidential Company Information to anyone outside of the Company except with the Company’s express written consent and except for Confidential Company Information which (i) at the time of receipt or thereafter becomes publicly known through no wrongful act of the Executive; (ii) is clearly obtainable in the public domain; (iii) was not acquired by the Executive in connection with the Executive’s employment or affiliation with the Company; (iv) was not acquired by the Executive from the Company or its representatives or from a third-party who has an agreement with the Company not to disclose such information; or (v) is required to be disclosed by rule of law or by order of a court or governmental body or agency.

(d)                                 Nonsolicitation.  During the Restriction Period, the Executive shall not, without the Company’s prior-written consent, directly or indirectly, (i) knowingly solicit or knowingly encourage to leave the employment or other service of the Company or any of its affiliates, any employee employed by the Company on the Date of Termination or knowingly hire (on behalf of the Executive or any other person or entity) any employee employed by the Company on the Date of Termination who has left the employment or other service of the Company or any of its affiliates (or any predecessor of either) within one (1) year of the termination of such employee’s or independent contractor’s employment or other service with the Company and its affiliates; or (ii) whether for the Executive’s own account or for the account of any other person, firm, corporation or other business organization, intentionally interfere with the Company’s or any of its affiliates’ relationship with, or endeavor to entice away from the Company or any of its affiliates, any person who during the Executive’s employment with the Company is or was a tenant, leasing representative, property manager, vendor, customer or client of the Company or any of its affiliates (or any predecessor of either).

(e)                                  Company Property.  During and after the Executive’s employment with the Company and its affiliates, all memoranda, notes, lists, records, property and any other tangible product and documents (and all copies thereof) made, produced or compiled by the Executive or made available to the Executive during or prior to the Term concerning the Business of the Company and its affiliates shall be the Company’s property and shall be delivered to the Company at any time on request.

(f)                                   Nondisparagement.  The Executive agrees that during and after the Term, the Executive will not make any negative comments or otherwise disparage the Company or its officers, the Board or individual directors, employees, shareholders or agents.  Similarly, the Company agrees that during and after the Term, the Company will direct its officers and directors to not make any negative comments or otherwise disparage the Executive.  The preceding sentences shall not be violated by (i) truthful statements in response to legal process, required governmental testimony or filings, or administrative or arbitral proceedings (including, without limitation, depositions in connection with such proceedings) or (ii) communications by the Executive to the Board or an officer of the Company or by the Board, members of the Board, Company directors, Company officers, or Company employees that are made in the good faith performance of their duties.

(g)                                  Rights and Remedies upon Breach.  The Executive acknowledges and agrees that any breach by the Executive of any of the provisions of this section 15 (the “Covenants”) would result in irreparable injury and damage for which money damages, would not provide an adequate remedy.  Therefore, if the Executive breaches, or threatens to commit a breach of, any of the Covenants, the Company and its affiliates shall have the right and remedy to have the Covenants specifically enforced (without posting bond and without the need to prove damages) by any court having equity jurisdiction, including, without limitation, the right to an entry against the Executive of restraining orders and injunctions (preliminary, mandatory, temporary and permanent) against violations, threatened or actual, and whether or not then continuing, of such covenants.  This right and remedy shall be in addition to, and not in lieu of, any other rights and remedies available to the Company and its affiliates under law or in equity (including, without limitation, the recovery of damages).  The existence of any claim or cause of action by the Executive, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement of the Covenants.

(h)                                 Severability.  The Executive acknowledges and agrees that the Executive has had an opportunity to seek advice of counsel in connection with this Agreement; and that the Covenants are reasonable in geographical and temporal scope and in all other respects.  If it is determined that any of the provisions of this Agreement, including, without limitation, any of the Covenants, or any part thereof, is invalid or unenforceable, the remainder of the provisions of this Agreement shall not thereby be affected and shall be given full affect, without regard to the invalid portions.

(i)                                     Duration and Scope of Covenants.  If any court or other decision maker of competent jurisdiction determines that any of the Covenants, including, whether any provision thereof is unenforceable because of the duration or geographical scope of such provision, then, after such determination has become final and unappealable, the duration or scope of such provision, as the case may be, shall be reduced so that such provision becomes enforceable and, in its reduced form, such provision shall then be enforceable and shall be enforced.

(j)                                    Enforceability of Restrictive Covenants; Jurisdictions.  The Company and the Executive intend to and hereby consent to jurisdiction to enforce the Covenants upon the courts of any jurisdiction within the geographical scope of the Covenants.  If the courts of any one or more of such jurisdictions hold the Covenants wholly unenforceable by reason of breadth of scope or otherwise it is the intention of the Company and the Executive that such determination not bar or in any way affect the Company’s right, or the right of any of its affiliates, to the relief provided above in the courts of any other jurisdiction within the geographical scope of such Covenants, as to breaches of such Covenants in such other respective jurisdictions, such Covenants as they relate to each jurisdiction’s being, for this purpose, severable, diverse and independent covenants, subject, where appropriate, to the doctrine of res judicata.

16.                               NOTICES.  All notices or deliveries authorized or required pursuant to this Agreement shall be deemed to have been given when in writing and personally delivered or three (3) days following the date when deposited in the U.S. mail, certified, return receipt requested, postage prepaid, addressed to the parties at the following addresses or to such other addresses as either may designate in writing to the other party:

To the Company:	Priam Properties, Inc.
Attn: Corporate Secretary

To the Executive:	Abhishek Mathur

17.                               ENTIRE AGREEMENT. This Agreement contains the entire understanding between the parties hereto with respect to the subject matter hereof and shall not be modified in any manner except by instrument in writing signed, by or on behalf of, the parties hereto.  This Agreement shall be binding upon and inure to the benefit of the heirs, successors and assigns of the parties hereto.

18.                               ARBITRATION.  Any claim or controversy arising out of, or relating to, this Agreement or its breach or the Executive’s employment with the Company, other than a claim or controversy arising under Section 15, shall be settled by arbitration in Nashville, Tennessee in accordance with the governing Employment Arbitration Rules and Mediation Procedures of the American Arbitration Association.  Judgment upon the award rendered may be entered in any court of competent jurisdiction.  In the event one of the parties hereto requests an arbitration proceeding under this Agreement, such proceeding shall commence within 30 days from the date of such request.  The prevailing party shall be entitled to reasonable attorney’s fees and costs.

19.                               APPLICABLE LAW.  This Agreement shall be governed and construed in accordance with the laws of the State of Tennessee.

20.                               NO SETOFF.  The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by a setoff, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Executive or others.  In no event shall the Executive be obligated to seek other employment or take other action by way of mitigation of the amounts payable to the Executive under the provisions of this Agreement.  The provisions of this Section 20 do not affect or detract from the Company’s rights under Section 15 or Section 22.

21.                               ASSIGNMENT.  The Executive acknowledges that the Executive’s services are unique and personal.  Accordingly, the Executive may not assign the Executive’s rights or delegate the Executive’s duties or obligations under this Agreement.  The Executive’s rights and obligations under this Agreement shall insure to the benefit of and shall be binding upon the Executive’s successors and assigns.

22.                               RECOUPMENT.  The Executive acknowledges and agrees that any incentive compensation, whether payable in cash or equity that is payable under this Agreement or under any other agreement or any plan or arrangement is subject to recoupment or repayment if such action is required under applicable law or the terms of any Company recoupment or “clawback” policy as in effect on the date that such compensation or benefit was paid.

23.                               HEADINGS.  Headings in this Agreement are for convenience only and shall not be used to interpret or construe its provisions.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the      day of          , 2019.

PRIAM PROPERTIES, INC.

By:
Title:

ABHISHEK MATHUR